Exhibit 99.1

KULR TECHNOLOGY GROUP TO ACQUIRE

VEHICLE MANAGEMENT TECHNOLOGY COMPANY TECHTOM

Acquisition will allow KULR to expand as E-Mobility solutions platform company.

KULR Technology Group, Inc.	April 3, 2019

Contact: Derek Newton,

Head Media Relations

(786) 499-8998

derek.newton@kulrtechnology.com

CAMPBELL, CA – KULR Technology Group, Inc. (OTCQB: KUTG), (the “Company” or “KULR”), today announced it has entered into a purchase agreement to acquire TECHTOM Ltd. (“TECHTOM”), a leading provider of automotive telematics solutions and electrical vehicle battery management technology in Japan.

“Two of the most important components of E-Mobility are energy and data,” said Michael Mo, CEO of KULR. "With this acquisition, KULR is one step closer to our mission of becoming a leading technology solutions platform company for E-Mobility, which we believe is one of the most significant technology markets for the next twenty years.”

Subject to various closing conditions, upon consummating the acquisition, TECHTOM will deliver KULR the following technology and business synergies to address customers’ needs in energy and data management for their next generation E-Mobility applications:

•	Integration of software and hardware battery management systems (BMS) with high performance space-qualified battery safety and thermal management technology
•	Collaboration on electric vehicle conversions towards E-buses and other electric public transportation vehicles
•	Development of next generation telematics devices to serve the ride-sharing and car-sharing applications
•	Access to the Japanese automotive market for KULR products
•	An IP portfolio of 21 granted and 12 pending patents held by TECHTOM, and 8 granted and 7 pending patents held by KULR

These synergistic advantages establish the foundation for positioning the combined entities as key competitors in the growing global electric vehicle and E-Mobility markets. According to Frost & Sullivan’s Global Electric Vehicle Market Outlook 2018, global EV sales will climb from 1.2 million units in 2017 to approximately 2 million units in 2019. According to a 2018 JP Morgan report, by 2025 and 2030, 32% and 59% of total automobile sales, respectively, will come from EV (including hybrids).

The mobile charging infrastructure market alone, which includes batteries and battery technology, according to an AT Kearney report, will be a $29 billion global market by 2020 within the overall $390 billion global E-Mobility market. At the same time, the telematics market is forecast to grow to $230 billion by 2025. As the 260 million vehicles on the road in North America continue to age, aftermarket telematics will play a large role for insurance providers, ride-sharing applications, and other market segments such as road safety and fuel and routing optimization.

“By leveraging decades of experience, a deep reserve of intellectual property and the product successes of TECHTOM, KULR expands its technology portfolio from space-qualified battery safety and thermal management technology to integrated hardware and software battery management systems and vehicle telematics systems,” said Mo. “With our combined resources, KULR will be able to serve customers with technologies that measure performance, detect mobility challenges and deliver a safer and more energy-efficient product to the end user.”

TECHTOM’s CEO Naoki Tomita said, “We are honored to join the KULR family with their history and success in space thermal management design, and to share our ideas and technologies to enhance E-Mobility solutions for our major clients and their customers.” TECHTOM has more than 20,000 devices in operation in the Japan and Southeast Asia markets. Its devices have been deployed for vehicle and fleet management by Softbank, Nissan, Honda, NEC, Orix and major insurance companies.

KULR also recently announced the patent of its thermal runaway shield (TRS), which has been proven to reduce the risks of lithium-ion battery explosions due to thermal runaway. KULR also announced that it became the exclusive provider of the internal short circuit (ISC), developed by researchers at the National Renewable Energy Lab (NREL) and NASA. The ISC device is key to studying and preventing serious battery failures. KULR also recently announced a partnership with French battery maker, Saft, to develop safer batteries.

Although KULR continues its due diligence over TECHTOM and its historical financial data, it has been reported to KULR that TECHTOM recognized revenues of approximately $2.35 million for its fiscal year ended April 30, 2018 and, although no assurances can be made, it forecasts its FY 2019 revenue to be in the range of $4.5 million to $5 million. Details about the terms of KULR’s acquisition of TECHTOM will be detailed in KULR’s Current Report on Form 8-K filed on or around the date of this release.

As part of the agreement, TECHTOM shareholders will receive the following aggregate acquisition price: (i) $1,750,000 cash consideration (which is subject to certain escrowed indemnification hold backs); and (ii) one hundred (100) shares of KULR's Series C Convertible Preferred Stock (which shares have an aggregate stated value of $1,000,000 and are convertible into 2,000,000 shares of KULR's common stock). Closing of the acquisition is subject to customary closing conditions including the delivery of audited financial statements.

Aegis Capital Corp. is acting as lead financial advisor to KULR in the acquisition of TECHTOM and Sichenzia Ross Ference LLP as legal counsel to KULR.

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About KULR Technology Group, Inc.

KULR Technology Group, Inc., through its wholly-owned subsidiary KULR Technology Corporation ("KTC"), develops and commercializes high-performance space-used thermal management technologies for electronics, batteries, and other components across an array of applications such as electric vehicles and autonomous driving (collectively as E-Mobility), AI/Cloud computing, energy storage, and 5G communication technologies. KULR's proprietary, core technology is a carbon fiber material with roots in aerospace and defense that provides superior thermal conductivity and heat dissipation in an ultra-lightweight and pliable material. By leveraging this break-through cooling solution and its longstanding development partnerships with NASA, the Jet Propulsion Lab and others, KULR makes E-Mobility and other products cooler, lighter, and safer. https://www.kulrtechnology.com

About TECHTOM:

TECHTOM., Ltd., is a telematics company that analyzes automotive control systems and provides on-board diagnostic services and solutions including various Intelligent Transport System devices for vehicle management services. With 30 years of experience specializing in car electronics, TECHTOM has solved a variety of problems within the sector, in particular, technology for information acquisition from vehicles. TECHTOM's proprietary technology currently supports approximately 1,600 vehicle models and has over 20,000 devices in operation in Japan and Southeast Asia markets.

http://www.TECHTOM.co.jp/en

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our parent entity’s Form 10-K filed on March 29, 2019. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.